Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

ORANCO, INC.

a Nevada Corporation

April 1st, 2023

Pursuant to the provisions of the Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Oranco, Inc., a Nevada corporation, does hereby certify as follows:

A. The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B. The amendment and restatement of the articles of incorporation as set forth below has been approved the holders of a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.

This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF

ORANCO, INC.

a Nevada Corporation

ARTICLE FIRST

Name

The name of the corporation is: Oranco, Inc.

ARTICLE SECOND

Purpose and Duration

The purpose for which the corporation is formed are:

(a)	To engage in any lawful business activity from time to time authorized by the board of directors of this corporation;

(b)	To act as principal, agent, partner or joint venturer or in any other legal capacity in any transaction;

(c)	To do business anywhere in the world; and

(d)	To have and exercise all rights and powers from time to time granted to a corporation by law.

The above purpose clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

The duration of this corporation shall be perpetual.

ARTICLE THIRD

Location

The county in the State of Nevada where the principal office for the transaction of the business of the corporation is located is the County of Clark, and the address of the principal office is: 3890 South Swenson, Suite 100, Las Vegas, Nevada 89109.

ARTICLE FOURTH

Directors

The Directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law. Any action taken in good faith, shall be deemed appropriate and in each instance where the Business Corporation Act provides that the Directors may act in certain instances where the Articles of Incorporation so authorize, such action by the Directors, shall be deemed to exist in these Articles and the authority granted by said Act shall be imputed hereto without the same specifically having been enumerated herein.

The Board of Directors may consist of from one (1) to nine (9) directors, as determined, from time to time, by the then existing Board of Directors.

ARTICLE FIFTH

Names of First Directors and Incorporators

The names and addresses of the persons who are appointed to act as first directors of the corporation, who are also the incorporators, are:

Joseph R. Laird, Jr.

3890 South Swenson, Suite 100

Las Vegas, Nevada 89109

Kenneth J. Fisher

3890 South Swenson, Suite 100

Las Vegas, Nevada 89109

Patricia J. Laird

3890 South Swenson, Suite 100

Las Vegas, Nevada 89109

ARTICLE SIXTH

Stock

The corporation is authorized to issue only one class of stock, which shall be designated Capital Stock.

The total authorized capital stock of the Corporation is 100,000,000 shares of Common Stock, with a par value of $0.001 ($100,000). All stock when issued shall be deemed fully paid and non-assessable. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.

The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

ARTICLE VII
COMMON DIRECTORS

As provided by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set-forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

ARTICLE VIII

LIABILITY OF DIRECTORS AND OFFICERS

No Director, Officer or Agent, to include counsel, shall be personally liable to the Corporation or its Stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. It shall be presumed that in accepting the position as an Officer, Director, Agent or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article. Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300.

ARTICLE IX

ELECTION REGARDING NRS 78.378-78.3793 AND 78.411-78.444

This Corporation shall NOT be governed by nor shall the provisions of NRS 78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in this Corporation. This Articles may only be amended by a majority vote of not less that 90% of the then issued and outstanding shares of the Corporation. A quorum of outstanding shares for voting on an Amendment to this article shall not be met unless 95% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders. The super-majority set forth in this Article only applies to any attempted amendment to this Article.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 99,000; that the said change(s) and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Amended and Restated Articles of Incorporation as of April 1st, 2023

/s/ Peng Yang
Peng Yang, President, Secretary, Treasurer, Director